Exhibit 32.1
CERTIFICATIONS

Orson Oliver, being the Chairman of the Board and Interim Chief Executive Officer, and Todd L. Phillips, being the President and Chief Financial Officer, of Industrial Services of America, Inc., hereby certify as of this 31st day of March, 2017, that the Form 10-K for the year ended December 31, 2016, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

/s/ Orson Oliver
Orson Oliver, Chairman of the Board and Interim Chief Executive Officer

/s/ Todd L. Phillips
Todd L. Phillips, President and Chief Financial Officer